UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2012

THE BON-TON STORES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-19517	23-2835229
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

2801 E. Market Street, York, Pennsylvania 17402

(Address of Principal Executive Offices)

717-757-7660

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Departure of Directors or Certain Officers

(c)           Appointment of Certain Officers

On January 24, 2012, The Bon-Ton Stores, Inc. (the “Company”) issued a press release announcing the hiring of Brendan L. Hoffman as the Company’s new President and Chief Executive Officer, effective as of February 7, 2012, and the related departure of Bud Bergren as the Company’s President and Chief Executive Officer, effective February 7, 2012 when Mr. Hoffman joins the Company.  It is anticipated that Mr. Hoffman will be elected to the Board of Directors as soon as practicable thereafter.

Mr. Bergren is a current member of the Board of Directors and will transition to the role of the Chairman of the Board of the Company.

Upon Mr. Bergren’s transition to Chairman of the Board, Tim Grumbacher, currently serving as Executive Chairman of the Board, will remain a Director of the Company.

Mr. Hoffman, age 43, from October 2008 through January 27, 2012, served as president and chief executive officer of Lord & Taylor L.L.C., a division of Hudson’s Bay Trading Company.  Prior to joining Lord & Taylor, Mr. Hoffman served six years as president and chief executive officer of Neiman Marcus Direct, where he oversaw the growth of neimanmarcus.com and the launch and growth of bergdorfgoodman.com.  Mr. Hoffman held previous positions as vice president of Last Call Clearance Division at Neiman Marcus Stores; divisional merchandise manager of Bergdorf Goodman, Inc., a subsidiary of the Neiman Marcus Group; and divisional merchandise manager of Lord & Taylor, where he began his retail career in the executive training program.  Since January 2011, Mr. Hoffman has served as a director of Pier 1 Imports, Inc.

The Company and Mr. Hoffman entered into an Employment Agreement (the “Employment Agreement”) dated January 23, 2012 and effective as of February 7, 2012 (the “effective date”), the date on which Mr. Hoffman will assume his new titles with the Company.  In connection with the Employment Agreement, the Company will enter into a Restricted Stock Agreement and a Restricted Stock Agreement — Performance Shares on February 7, 2012 (collectively, the “Restricted Stock Agreements”).

Mr. Hoffman’s Employment Agreement is effective as of February 7, 2012 and will terminate on February 7, 2015, unless sooner terminated in accordance with the terms of the Employment Agreement.

The Employment Agreement provides that Mr. Hoffman’s title is President and Chief Executive Officer of the Company and he will report to the Company’s Board of Directors. In addition, the Company agreed to nominate Mr. Hoffman to serve as a Director of the Company beginning as soon as practicable after the effective date.

Mr. Hoffman’s initial base salary under the Employment Agreement is $1,000,000 per year. This base salary is subject to review during the term of the Employment Agreement and may be increased, but not decreased, in the discretion of the Board of Directors.

The Employment Agreement provides that Mr. Hoffman will be paid a signing bonus of $1,000,000 within thirty days following the effective date and $1,000,000 on the first anniversary of the effective date if he is still employed by the Company at that time.

The Employment Agreement provides that Mr. Hoffman is eligible for a bonus under The Bon-Ton Stores, Inc. Amended and Restated Cash Bonus Plan under the following parameters: a target bonus of 100% of base salary, with a threshold bonus of 50% of base salary, and a maximum bonus of 200% of base salary. The performance measures to be utilized and the weighting of these performance measures will be determined by the Company’s Human Resources and Compensation Committee (“HRCC”) in its discretion. With respect to fiscal year 2012, the Employment Agreement provides that Mr. Hoffman will receive a minimum cash bonus of $500,000.

The Employment Agreement provides that Mr. Hoffman will receive a grant of 300,000 restricted shares of the Company’s common stock pursuant to the terms of the Company’s 2009 Omnibus Incentive Plan (as amended or replaced from time to time, the “Incentive Plan”). Such restricted shares shall vest in one-third increments on the first three anniversaries of the effective date, provided that Mr. Hoffman is still employed by the Company on such date. In addition, Mr. Hoffman will receive, as performance-based compensation, a grant of 300,000 restricted shares of the Company’s common stock, which shall vest, if at all, as follows: (1) 50,000 performance-based restricted shares based on sales and net income targets to be established by the HRCC in its discretion following consultation with Mr. Hoffman with respect to Company performance in the Company’s 2012 fiscal year; (2) 125,000 performance-based restricted shares based on sales and net income targets to be established by the HRCC in its discretion following consultation with Mr. Hoffman with respect to Company performance in the Company’s 2013 fiscal year; and (3) 125,000 performance-based restricted shares based on sales and net income targets to be established by the HRCC in its discretion following consultation with Mr. Hoffman with respect to Company performance in the Company’s 2014 fiscal year.  The terms of the grants are set forth in the Restricted Stock Agreements.  Mr. Hoffman will be eligible for additional equity-based compensation under the Incentive Plan from time to time as determined by the Board of Directors and/or the HRCC in their discretion.

The Company has agreed to reimburse Mr. Hoffman for reasonable attorney’s fees in connection with the negotiation of the Employment Agreement of up to $20,000.  In addition, the Company has agreed to reimburse Mr. Hoffman for all expenses related to Mr. Hoffman’s relocation to Milwaukee, Wisconsin, in accordance with the Company’s policy on relocation of senior executives, including additional amounts for the payment of related Federal and state taxes.  Pending Mr. Hoffman’s relocation, the Company has agreed to reimburse Mr. Hoffman for his travel between New York, New York and the Company’s offices, stores and facilities, including lodging, up to $75,000 per year.  Mr. Hoffman will also be eligible to participate in the Company’s health plans and other plans and programs generally available to the Company’s employees.

In the event of discharge without “Cause” or resignation for “Good Reason” (as such terms are defined in the Employment Agreement) during the term of the Employment Agreement, Mr. Hoffman will be entitled to receive (1) severance pay equal to the greater of his base salary for the remaining contract term or 200% of his base salary, (2) an amount equal to 24 times the monthly COBRA payment applicable to him as of the termination date, (3) an amount equal to the annual bonus Mr. Hoffman would have received with respect to the fiscal year of termination, prorated based on the number of days employed by the Company during that year, and (4) any unpaid signing bonus amounts.  The severance payment will be payable 50% in a lump sum as of the six month anniversary of Mr. Hoffman’s termination of employment and 50% in a lump sum as of the one-year anniversary of Mr. Hoffman’s termination of employment. The severance payment is contingent on Mr. Hoffman signing and not timely revoking a general release of claims. In addition, in the event of discharge without Cause or resignation for Good Reason, any unvested restricted stock issued pursuant to the Restricted Stock Agreements will automatically vest in full.

Upon a “Change of Control” (as such term is defined in the Employment Agreement), the vesting of stock options and restricted shares held by Mr. Hoffman shall be governed by the terms of such stock options or restricted shares. If following a Change of Control Mr. Hoffman is discharged without Cause or resigns for Good Reason within one year following the Change of Control, Mr. Hoffman will receive (1) a severance payment equal to two times his base salary, (2) an amount equal to two times the average annual bonus paid to him during the term of the Employment Agreement, (3) an amount equal to 24 times the monthly COBRA payment applicable to him as of the termination date, and (4) an amount equal to the annual bonus Mr. Hoffman would have received with respect to the fiscal year of termination, prorated based on the number of days employed by the Company during that year. The Change of Control severance payment will be payable 50% in a lump sum as of the six month anniversary of Mr. Hoffman’s termination of employment and 50% in a lump sum as of the one-year anniversary of Mr. Hoffman’s termination of employment. The Change of Control severance payment is contingent on Mr. Hoffman signing and not timely revoking a general release of claims. Pursuant to the Employment Agreement, if the aggregate present value of the “parachute payments” determined under Section 280G of the Internal Revenue Code of 1986, as amended, exceeds three times his “base amount,” as defined in Section 280G, the payouts upon a Change in Control shall be reduced to be less than three times his base amount.

Mr. Hoffman’s Employment Agreement contains a non-solicitation clause that, during Mr. Hoffman’s employment and for a period of two years following termination of his employment, prohibits Mr. Hoffman from, directly or indirectly, soliciting, inducing, encouraging, influencnig or otherwise causing any customer, employee, consultant, independent contractor or supplier of the Company to change his, her or its business relationship with or terminate employment with the Company.

Mr. Hoffman’s Employment Agreement contains a non-competition clause that, during Mr. Hoffman’s employment and for a period of one year following termination of his employment, prohibits Mr. Hoffman from engaging in or being financially interested in any competitor of the Company, other than the passive ownership of less than 2% of any class of securities of a company. Mr. Hoffman’s Employment Agreement also contains confidentiality provisions relating to the Company’s confidential information.

The description of the material terms of the Employment Agreement set forth herein is qualified in its entirety by the Employment Agreement and the forms of the Restricted Stock Agreements to be entered into on February 7, 2012, which are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference. The full text of the press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits

10.1	Employment Agreement dated January 23, 2012 and effective as of February 7, 2012 by and between The Bon-Ton Stores, Inc. and Brendan L. Hoffman

10.2	Form of Restricted Stock Agreement for Brendan L. Hoffman

10.3	Form of Restricted Stock Agreement — Performance Shares for Brendan L. Hoffman

99.1	Press Release Issued January 24, 2012 Announcing the Hiring of Brendan L. Hoffman as the Company’s New President and Chief Executive Officer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bon-Ton Stores, Inc.

	By:	/s/ Keith E. Plowman
Keith E. Plowman
Executive Vice President, Chief Financial
Officer and Principal Accounting Officer

Dated: January 25, 2012